Contact:

Keting Lin, IR Associate
Alliance Fiber Optic Products, Inc.	July 28, 2014
408-736-6900 x188
Email: klin@afop.com

AFOP REPORTS 27% YEAR OVER YEAR REVENUE INCREASE IN Q2 2014

Sunnyvale, CA – July 28, 2014 - Alliance Fiber Optic Products, Inc. (Nasdaq GM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the fiber optic communication market, today reported its financial results for the second quarter ended June 30, 2014.

Revenues for the second quarter of 2014 were $24,199,000, a 27% increase from revenues of $19,039,000 reported in the second quarter of 2013, and a 3% decrease from revenues of $24,882,000 reported in the first quarter of 2014.

Net income for the quarter ended June 30, 2014, was $3,782,000, or $0.20 per share, compared to net income of $4,282,000, or $0.24 per share, for the second quarter of 2013, and net income of $5,015,000, or $0.27 per share, for the first quarter of 2014. Included in net income for the second quarter of 2014 and the first quarter of 2014 are income tax provision adjustments of $2,134,000 and $659,000 respectively, as a result of deferred income tax expenses based on utilization of net operating loss. Excluding these tax provision adjustments, net income in the second quarter of 2014 increased to $5,916,000, or $0.32 per share, compared to net income of $4,282,000, or $0.24 per share, for the second quarter of 2013, and net income of $5,674,000 or $0.31 per share for the first quarter of 2014.

Gross margin for the quarter ended June 30, 2014 increased to 40.1%, compared to 38.2% in the year ago quarter and 39.8% in the first quarter of 2014. Operating margin for the quarter ended June 30, 2014 increased to 27.1%, compared to 23.4% in the year ago quarter and 26.0% in the first quarter of 2014.

Non-GAAP net income for the quarter ended June 30, 2014 increased to $6,446,000, or $0.35 per share, compared to non-GAAP net income of $4,693,000, or $0.27 per share, for the second quarter of 2013, and non-GAAP net income of $6,391,000, or $0.35 per share, for the first quarter of 2014.

Non-GAAP gross margin for the quarter ended June 30, 2014 was 40.5%, compared to 38.9% in the year ago quarter and 40.6% in the first quarter of 2014. Non-GAAP operating margin for the quarter ended June 30, 2014 was 29.3%, compared to 25.5% in the year ago quarter and 28.9% in the first quarter of 2014.

Peter Chang, President and Chief Executive Officer, commented, “Although our second quarter revenues fell short of our previous guidance, due to lower than expected demand from one key customer, sales in the second quarter increased 27% from the year ago quarter. We are encouraged by increased sales to our telecom customers and European customers during the quarter. In addition, our income from operations in the first six months of 2014 doubled from the first six months of 2013.”

“Regarding forward guidance, based on input from our customers and current orders, we expect revenues in the third quarter to be at a similar level to the second quarter. Despite relatively flat revenues in these three quarters, we continue being encouraged by the prospect of emerging business growth in the coming years, because of increasing data bandwidth demands driving the next growth cycle in the fiber optics industry. In the meantime, we expect to deliver record annual sales and profits in this fiscal year.” concluded Mr. Chang.

Conference Call

Management will host a conference call at 1:30 p.m. PT on July 28, 2014 to discuss AFOP’s second quarter 2014 financial results as well as the outlook for the third quarter of 2014. Please call 877-675-3572 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 71715763. AFOP will also provide a live webcast of its second quarter 2014 conference call at AFOP’s website: www.afop.com. The webcast replay will be available on AFOP’s website 90 minutes after the live conference call.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, data center, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, splitters, thin film CWDM and DWDM components and modules, and optical attenuators. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our expectations regarding future sales and profit levels and the time periods thereof, our business prospects, demand for our products and sources of demand, and our expectations for growth in the fiber optic industry, are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, trends in demand for bandwidth, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand for our products, the timing of customer orders, loss of key customers or customer orders, our ability to ramp new products into volume production, the mix of products sold and product pricing, the costs associated with running our operations, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity and demand for bandwidth, our ability to obtain and maintain operational efficiencies, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
	2014	2014	2013	2014	2013
Revenues	$24,199	$24,882	$19,039	$49,081	$31,192

Cost of revenues	14,504	14,968	11,759	29,472	19,504
Gross profit	9,695	9,914	7,280	19,609	11,688

Operating expenses:
Research and development	1,067	1,108	859	2,175	1,672
Selling, marketing and administrative	2,061	2,336	1,976	4,397	3,804
Total operating expenses	3,128	3,444	2,835	6,572	5,476

Income from operations	6,567	6,470	4,445	13,037	6,212

Interest and other income, net	186	147	163	333	296
Net income before tax	6,753	$6,617	$4,608	$13,370	$6,508

Benefit (provision) for income taxes	(2,971)	(1,602)	(326)	(4,573)	(376)
Net income	$3,782	$5,015	$4,282	$8,797	$6,132

Net income per share:
Basic	$0.20	$0.27	$0.24	$0.48	$0.35
Diluted	$0.20	$0.26	$0.23	$0.46	$0.34

Shares used in per share calculation:
Basic	18,533	18,422	17,498	18,478	17,344
Diluted	19,230	19,070	18,414	19,116	18,118

Included in costs and expenses above:
Stock based compensation charges
Cost of revenue	$115	$176	$64	$292	$99
Research and development	64	83	46	147	79
Selling, marketing and administrative	351	458	301	808	513
Total	$530	$717	$411	$1,247	$691

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	Jun. 30,	Dec. 31,
	2014	2013
ASSETS
Current assets:
Cash and short-term investments	$55,961	$46,679
Accounts receivable, net	14,914	11,566
Inventories	9,198	10,630
Deferred tax asset	3,243	6,036
Other current assets	1,546	1,745
Total current assets	84,862	76,656

Long-term investments	10,543	10,453
Property and equipment, net	14,547	13,258
Other assets	180	198
Total assets	$110,132	$100,565

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,386	$11,657
Accrued expenses and other current liabilities	8,595	7,134
Total current liabilities	19,981	18,791

Long-term liabilities	622	600
Total liabilities	20,603	19,391

Stockholders' equity	89,529	81,174
Total liabilities and stockholders' equity	$110,132	$100,565

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Reconciliations from GAAP to Non-GAAP
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
	2014	2014	2013	2014	2013
Gross Profit Reconciliation
GAAP gross profit	$9,695	$9,914	$7,280	$19,609	$11,688
Stock-based compensation expense	115	176	64	292	99
Adjusted (non-GAAP) gross profit	$9,810	$10,090	$7,344	$19,901	$11,787
Adjusted (non-GAAP) gross margin	40.5%	40.6%	38.9%	40.6%	37.8%
Operating Expense Reconciliation
GAAP operating expenses	$3,128	$3,444	$2,835	$6,572	$5,476
Stock-based compensation expense	415	541	347	955	592
Adjusted (non-GAAP) operating expenses	$2,713	$2,903	$2,488	$5,617	$4,884
Income from Operations Reconciliation
GAAP income from operations	$6,567	$6,470	$4,445	$13,037	$6,212
Adjustments related to gross profit	115	176	64	292	99
Adjustments related to operating expense	415	541	347	955	592
Adjusted (non-GAAP) income from operations	$7,097	$7,187	$4,856	$14,284	$6,903
Adjusted (non-GAAP) operating margin	29.3%	28.9%	25.5%	29.1%	22.1%
Net Income Reconciliation
GAAP net income	$3,782	$5,015	$4,282	$8,797	$6,132
Adjustments related to gross profit	115	176	64	292	99
Adjustments related to operating expense	415	541	347	955	592
Income tax provision adjustments	2,134	659	-	2,793	-
Adjusted (non-GAAP) net income	$6,446	$6,391	$4,693	$12,837	$6,823
Weighted average shares outstanding
Basic	18,533	18,422	17,498	18,478	17,344
Diluted	19,230	19,070	18,414	19,116	18,118
Net Income per Common Share - Basic:
GAAP as reported	$0.20	$0.27	$0.24	$0.48	$0.35
Non-GAAP as adjusted	$0.35	$0.35	$0.27	$0.69	$0.39
Net Income per Common Share - Diluted:
GAAP as reported	$0.20	$0.26	$0.23	$0.46	$0.34
Non-GAAP as adjusted	$0.34	$0.34	$0.25	$0.67	$0.38
Non-GAAP EBITDA
Non-GAAP net income	$6,446	$6,391	$4,693	$12,837	$6,823
Depreciation expense	707	684	468	1,391	921
Interest income	(183)	(178)	(164)	(361)	(323)
Income tax expense	837	944	326	1,781	376
Non-GAAP EBITDA	$7,807	$7,841	$5,323	$15,648	$7,797

Use of Non-GAAP Financial Information
The company provides Non-GAAP gross margin, Non-GAAP net income, Non-GAAP basic and diluted net income per share and EBITDA, as supplemental information. In computing these non-GAAP financial measures, the company excludes certain items included under GAAP, including stock-based compensation expense and income tax provision adjustments. In computing EBITDA, the company also excludes interest income, provision for (benefit from) income taxes and depreciation expense.

Management uses these Non-GAAP financial measures to evaluate the operating performance of the business and aid in the period-to-period comparability. Management also uses the Non-GAAP financial measures for planning and forecasting and measuring results against its forecast. Using several measures to evaluate the business allows the company and investors to assess the company’s relative performance. The Non-GAAP financial measures provided herein may not provide information that is directly comparable to that provided by other companies in the company’s industry, as other companies may calculate such financial results differently. The company’s Non-GAAP financial measures are not measurements of financial performance under GAAP, and should not be considered as alternatives to the financial measures derived in accordance with GAAP. The company does not consider these Non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the Non-GAAP financial measures to the most directly comparable GAAP financial measures is provided in the financial schedules portion of this press release.